Exhibit 99.1

Colony NorthStar, NorthStar Real Estate Income Trust and

NorthStar Real Estate Income II Announce Creation of

Colony NorthStar Credit Real Estate, Inc.

Combination to Create a Leading Commercial Real Estate Credit REIT with

Approximately $5.5 Billion in Assets and $3.4 Billion in Equity Value

Diversified and Stabilized Portfolio with Attractive In-Place Yield and Capital

Appreciation Potential

NEW YORK and LOS ANGELES, August 28, 2017 /PRNewswire/ – Colony NorthStar, Inc. and certain of its affiliates (collectively, “Colony NorthStar”) (NYSE: CLNS), NorthStar Real Estate Income Trust, Inc., a public, non-traded REIT (“NorthStar I”), and NorthStar Real Estate Income II, Inc., a public, non-traded REIT (“NorthStar II”), today announced that they have entered into a definitive tri-party agreement (the “Combination Agreement”) under which a select portfolio of Colony NorthStar assets and liabilities (the “CLNS Contributed Portfolio”) will combine with NorthStar I and NorthStar II in an all-stock combination transaction to create a leading commercial real estate credit REIT with approximately $5.5 billion in assets and $3.4 billion in equity value. The transaction has been approved by the board of directors of Colony NorthStar and unanimously approved by the special committees and boards of directors of NorthStar I and NorthStar II. The combined company will be named “Colony NorthStar Credit Real Estate, Inc.” (the “Company”).

Upon completion of the transaction, Colony NorthStar, NorthStar I stockholders and NorthStar II stockholders will each own approximately 37%, 32% and 31%, respectively, of the Company on a fully diluted basis, subject to certain adjustments as set forth in the Combination Agreement. The closing of the transaction is conditioned upon a listing of the Company’s Class A common stock on a national securities exchange, which may be effected up to nine months following approval of the transaction by the NorthStar I and NorthStar II stockholders.

At the closing, Colony NorthStar will be the largest single investor in the Company and will enter into a management agreement on market terms to serve as the Company’s external manager. It is expected that Kevin P. Traenkle, Colony NorthStar’s Executive Vice President and Chief Investment Officer, will be Chief Executive Officer of the Company, Sujan Patel, Colony NorthStar’s Managing Director and Co-Head of U.S. Investment Management, will be Chief Financial Officer of the Company and that the Company’s board of directors will be comprised of seven directors, including four independent directors.

Transaction Delivers a Number of Strategic and Financial Benefits

The transaction is expected to deliver a number of strategic and financial benefits to the stockholders of NorthStar I and NorthStar II and to Colony NorthStar:

•	Creates a Leading Commercial Real Estate Credit REIT: The Company will have approximately $5.5 billion in assets and $3.4 billion in equity value, which will position it as the second largest (by equity value) publicly-listed commercial mortgage REIT.

•	Attractive, Stabilized and Well-Diversified Income Oriented Portfolio: The Company’s portfolio will consist of well-diversified and stabilized investments with attractive in-place yield and potential for capital appreciation and net asset value growth (through equity participations and owned real estate).

•	Sponsorship, Management and Significant Ownership by Colony NorthStar: The substantial ownership by Colony NorthStar, a global leader in real estate and investment management with $56 billion in assets under management and deep transaction and asset management experience across the capital stack through multiple real estate cycles, will align Colony NorthStar’s interests with those of the Company’s stockholders.

•	Differentiated Strategy: The Company will have a diversified investment mandate across the capital structure that should serve to mitigate reinvestment risk and provide flexibility through economic cycles to achieve appropriate risk-adjusted returns.

•	More Efficient Capital Structure: The Company expects to have access to multiple financing sources at an attractive cost of capital, including credit facilities, credit market securitizations, mortgage debt on real estate and term facilities.

Transaction Structure

Under the terms of the Combination Agreement, certain subsidiaries of Colony NorthStar will contribute the CLNS Contributed Portfolio, which represents substantially all of the U.S. investments within Colony NorthStar’s Other Equity and Debt segment that are transferable assets consistent with the Company’s strategy (the “CLNS Contributions”), and NorthStar I and NorthStar II will merge with and into the Company, with the Company surviving (the “NorthStar Mergers”). In connection with the CLNS Contributions, Colony NorthStar will receive both shares of Class A common stock of the Company and membership units in the Company’s operating company (which will be exchangeable for shares of Class A common stock of the Company or cash, in the Company’s sole discretion). The Class A common stock of the Company received by Colony NorthStar in the transaction or upon redemption of membership units in the Company’s operating company will be subject to a lock-up restriction prohibiting sales of such shares for 1 year from the date of closing of the transaction. NorthStar I stockholders and NorthStar II stockholders will receive shares of the Company’s Class B common stock. The shares of Class B common stock of the Company received by NorthStar I and NorthStar II stockholders will convert to shares of the Company’s Class A common stock as follows: 10% within 30 days, 45% at 180 days and 45% at 1 year, in each case, after closing of the transaction.

The CLNS Contributions are intended to be tax-free to Colony NorthStar and the NorthStar Mergers are intended to qualify as tax-free reorganizations.

Approvals and Anticipated Closing

The transaction is expected to close either in late 2017 or the first quarter of 2018, subject to customary closing conditions, including approval by the NorthStar I and NorthStar II stockholders. The closing of the transaction also is conditioned upon a successful listing of the Company’s common stock on a national securities exchange, which may be effected up to nine months following approval of the transaction by the NorthStar I and NorthStar II stockholders. Colony NorthStar, NorthStar I and NorthStar II also will cause the Company to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of NorthStar I and NorthStar II and that also will constitute a prospectus of the Company.

Advisors

J.P. Morgan Securities LLC is acting as the lead financial advisor with Barclays acting as a financial advisor to Colony NorthStar, and Hogan Lovells US LLP is acting as legal counsel to Colony NorthStar.

Credit Suisse Securities (USA) LLC is acting as financial advisor to the NorthStar I special committee, and Alston & Bird LLP is acting as legal counsel to the NorthStar I special committee.

Moelis & Company LLC is acting as the financial advisor to the NorthStar II special committee, Venable LLP is acting as legal counsel to the NorthStar II special committee and Greenberg Traurig, LLP is acting as legal counsel to NorthStar II.

Investor Presentation

For more details on the transaction, please refer to the investor presentation, which is available on each of Colony NorthStar’s, NorthStar I’s and NorthStar II’s website.

About Colony NorthStar, Inc.

Colony NorthStar (NYSE:CLNS) is a leading global real estate and investment management firm. Colony NorthStar resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. Colony NorthStar has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. It currently has assets under management of $56 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, Colony NorthStar owns NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 18 cities in ten countries. Colony NorthStar will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding Colony NorthStar and its management and business, please refer to www.clns.com.

About NorthStar Real Estate Income Trust, Inc.

NorthStar I is a public, non-traded REIT sponsored by Colony NorthStar. NorthStar I was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate debt, select equity and securities investments predominantly in the United States.

About NorthStar Real Estate Income II, Inc.

NorthStar II is a public, non-traded REIT sponsored by Colony NorthStar. NorthStar II was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate debt, select equity and securities investments predominantly in the United States.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by the stockholders of each of NorthStar I and NorthStar II, governmental or regulatory agencies and third parties; the risk that a condition to closing of the combination may not be satisfied (including the listing by the Company of its Class A common stock on a national securities exchange); each party’s ability to consummate the combination; operating costs and business disruption may be greater than expected; and the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits, and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in each company’s reports filed from time to time with the SEC. There can be no assurance that the combination will in fact be consummated.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. None of Colony NorthStar, NorthStar I or NorthStar II is under any duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and none of Colony NorthStar, NorthStar I or NorthStar II intends to do so.

Additional Information and Where to Find It

In connection with the proposed transaction, Colony NorthStar, NorthStar I and NorthStar II will cause the Company, the surviving company of the combination, to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of NorthStar I and NorthStar II and that also will constitute a prospectus of the Company. Each of Colony NorthStar, NorthStar I and NorthStar II may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document that Colony NorthStar, NorthStar I or NorthStar II may file with the SEC. INVESTORS AND SECURITY HOLDERS OF COLONY NORTHSTAR, NORTHSTAR I AND NORTHSTAR II ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, THE CURRENT REPORTS ON FORM 8-K TO BE FILED BY EACH OF COLONY NORTHSTAR, NORTHSTAR I AND NORTHSTAR II IN CONNECTION WITH THE ANNOUNCEMENT OF THE ENTRY INTO THE COMBINATION AGREEMENT ON OR ABOUT THE DATE HEREOF AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Colony NorthStar, NorthStar I and NorthStar II through the website maintained by the SEC at www.sec.gov or by contacting the investor relations departments of Colony NorthStar, NorthStar I or NorthStar II at the following:

Contacts:

Colony NorthStar, Inc.

Addo Investor Relations

Lasse Glassen

310-829-5400

NorthStar Real Estate Income Trust, Inc.

Lisa Baker

Owen Blicksilver Public Relations, Inc.

914-725-5949

lisa@blicksilverpr.com

or

Caroline Luz

Owen Blicksilver Public Relations, Inc.

203-570-6462

caroline@blicksilverpr.com

NorthStar Real Estate Income II, Inc.

Lisa Baker

Owen Blicksilver Public Relations, Inc.

914-725-5949

lisa@blicksilverpr.com

or

Caroline Luz

Owen Blicksilver Public Relations, Inc.

203-570-6462

caroline@blicksilverpr.com

Participants in the Solicitation

Each of NorthStar I and NorthStar II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed transaction. Information regarding NorthStar I’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in NorthStar I’s Annual Report on Form 10-K for the year ended December 31, 2016 and its annual proxy statement filed with the SEC on April 28, 2017. Information regarding NorthStar II’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in NorthStar II’s Annual Report on Form 10-K for the year ended December 31, 2016 and its annual proxy statement filed with the SEC on April 28, 2017. A more complete description will be available in the registration statement on Form S-4 to be filed by the Company and the joint proxy statement/prospectus. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.